Exhibit 23.1

Kost Forer Gabbay & Kasierer Derech Menachem Begin 144A, Tel Aviv, 6492124 Tel- 03-6232525 Fax- 03-5622555 www.ey.com/il

Consent Letter

The Board of Directors
Airobotics LTD.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-237485 and 333-260845) and Form S-3 (File No. 333-235373, 333-252571, 333-260450 and 333-266011) of Ondas Holdings Inc. of our report dated September 22, 2022, relating to the financial statements of Airobotics Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, included in the Current Report on Form 8-K of Ondas Holdings Inc. dated September 22, 2022.

/S/ Kost Forrer Gabbay and Kasierer

A member of Ernst & Young Global

Tel Aviv, Israel
September 22, 2022